EXHIBIT 23.1

                       CONSENT OF INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8 No. 333-____________) of PS Business Parks, Inc., formerly Public Storage Properties XI, Inc., pertaining to the PS Business Parks, Inc. 1997 Stock Option and Incentive Plan and to the incorporation by reference therein of our report dated February 18, 1998 with respect to the financial statements and schedule of Public Storage Properties XI, Inc. in its Annual Report on Form 10-K for the year ended December 31, 1997 filed with the Securities and Exchange Commission.

                                      /s/ ERNST & YOUNG LLP


Los Angeles, California
March 20, 1998